Exhibit 10.46
Confidential Materials omitted and field separately with the
Securities and Exchange Commission. Asterisks denote omissions.
AGREEMENT
This agreement (“Agreement”) is made by and between
IDENIX PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal offices located at 60 Hampshire Street, Cambridge, MA 02139 represented by its legal representative Mr. Jean-Pierre Sommadossi (hereinafter referred to as “Idenix”)
and
PROF. PAOLO LA COLLA, born in La Maddalena on August 14 1944, an Italian citizen residing in Italy at Poggio Dei Pini, 5° Strada n° 11, Capoterra (CA) – Italy, full Professor of Microbiology at the University of Cagliari (hereinafter referred to as “Prof. La Colla”)
whereas
a) the University of Cagliari, initially through the Dipartimento di Biologia Sperimentale and then through the Dipartimento di Scienze e Tecnologie Biomediche (hereinafter referred to as “University”), has entered into a series of agreements with Idenix (formerly NOVIRIO Pharmaceuticals Limited) and Idenix SARL (formerly NOVIRIO SARL), in connection with research in the field of antiviral substances;
b) on 4 January 1999, the University and Idenix SARL, this last on behalf and for the benefit of Idenix, entered into an agreement entitled “Co-operative Antiviral Research Activity Agreement” (hereinafter referred to as the “Co-operative Agreement”) aimed at performing a joint research activity in the antiviral substances field;
c) in accordance with the Co-operative Agreement, on 14 December 2000, the University and Idenix entered into a license agreement (hereinafter the “License Agreement”) according to which the University grants to Idenix the exclusive license for the exploitation, whether direct or indirect, of the results obtained and that will be obtained from the performance of the activity indicated under the previous point;
d) the above mentioned Co-operative Agreement and License Agreement (together, the “Original Agreements”) have been initially amended on 10 April 2002;
e) the Original Agreements, as so amended, have been afterwards amended with the deed undersigned by the parties on 8 May 2003, also in consideration of the transactions at that time pending between Idenix and Novartis Pharma AG for the acquisition, by this last, of the majority of the shareholding of Idenix (the amendments indicated in this point have become effective on 8 May 2003, following to the occurred execution of a “Development, License and Commercialization Agreement” and of a “Manufacturing and Supply Agreement” by and among Idenix, Idenix (Cayman) Limited and Novartis) (together, the “Novartis Agreements”);

f) the parties further amended the Original Agreements, as previously amended, on 30 June 2004 (the “June 30 Letter Amendment”) and on 24 October 2005 (the “October 24 Amendment”). The Original Agreements, as amended through and including the October 24 Amendment shall be collectively defined the “Cagliari Agreements”, provided that the “Cagliari Agreements” do not include the “Novartis Agreements”;
g) on 30 June 2004 the University and Prof. La Colla executed an agreement (the “Assignment Agreement”) called “assignment of the intellectual property rights deriving from the execution of the Co-operative Antiviral Research Activity Agreement”;
h) Idenix has carried out research in the field of [**] and such research has solely resulted in the inventions covered by the patents listed in Exhibit A attached hereto (hereinafter the “[**] Patents”);
i) Prof. La Colla has collaborated with Idenix and Idenix SARL in research in the field of indoles. Although the whole aforesaid research has set premises for the [**] Patents (Exhibit A), it is not certain that the latter can be considered a result of Prof. La Colla efforts;
l) In order to avoid any kind of dispute and litigation in this matter, on the basis of mutual covenants, Idenix exceptionally recognizes Prof. La Colla’s overall contribution to its research under the terms and conditions set forth below;
DEFINITIONS AND SCHEDULES
In this Agreement:
Affiliate shall mean any corporation, company, partnership, joint venture, firm and/or entity which controls, is controlled by or is under common control with a Party. For the present purposes, “control” shall mean (i) in case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, and (ii) in the case of non corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. It is understood that Affiliate shall include Idenix SARL.
First Commercial Sale shall mean the first commercial sale in an arm’s length transaction to an independent third party of a Product by Idenix, its Affiliates, Licensees, Sub-licensees and/or distributors in the Territory after it receives the marketing approval by the competent regulatory authority for any such Products, and not in connection with any clinical or promotional activities.
Net Sales shall mean the gross invoiced sales price of a Product by Idenix, its Affiliates, Licensees or Sub-licensees to their customers in the Territory, less the following deductions to the extent included in the gross invoiced sales price for the Products or otherwise directly paid or incurred by Idenix, its Affiliates, Licensees or Sub-licensees with respect to the sale of the Products: normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Product; amounts repaid or credited by reason of rejections, recalls, returns, rebates and allowances; chargebacks and other amounts paid on sale or dispensing of such Product; retroactive price reductions that are actually allowed or granted; tariffs, duties, excise, sales, value-added or other taxes (other than taxes based on income); cash discounts for timely payment; delayed ship order credits; discounts pursuant to patient discount programs.
[**] Patents shall mean all patents and patent applications listed in attached Exhibit A throughout the world, including any substitutions, extensions, reissues, re-examinations, renewals, divisions, continuations or continuations-in-part.
Products shall mean any commercial drug for human use that results directly from the research. For clarity, the definition of Products does not include the clinical products used and/or sold by Idenix, its Affiliates, Licensees or Sub-licensees in ongoing and future clinical trials and/or studies.
Territory means all countries in the world where there is a Valid Claim.
Valid Claim means a claim of an issued and unexpired patent within the Exhibit A, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been determined to be invalid or unenforceable through reissue or disclaimer or otherwise.
THEREFORE, in consideration of the premises, mutual covenants and definitions herein contained, Idenix and Prof. La Colla agree as follows:
1. The premises mutual covenants and definitions shall represent an integral and substantial part of this Agreement, together with the Exhibit.
2. Idenix shall exceptionally compensate Prof. La Colla and his successors with a consideration in relation to the general research carried out by Prof. La Colla and described under recital (i) to this Agreement. In execution of this Agreement, Idenix agrees to pay Prof. Paolo La Colla earned royalties equal to:
a) [**] percent ([**]%) of any milestone payments, including license fees and other consideration (excluding royalties), if and when received by Idenix from its Affiliates, Licensees, or Sub-licensees in connection with any Products;
b) [**] percent ([**]%) of Net Sales of Products, whether performed directly by Idenix, its Affiliates, Licensee or Sub-licensees, until the expiration of the last to expire of the Valid Claims;
c) Should the [**] Patents listed in Exhibit A be assigned to a third party, [**] percent ([**]%) of the sum that will be received by Idenix or any of its Affiliate as consideration for the assignment..
Prof. Paolo La Colla shall, in its turn, to comply with the payment obligations undertaken vis-à-vis the University with a separate agreement.

3. Payments. Royalties payable under this Agreement are exclusive of any value added (or like) tax which may be payable on them and shall be paid gross without deduction of any withholding or other income taxes. If percentages of milestone payments and/or royalties are subject to withholding or other income taxes, Idenix shall ensure that such sum is paid to Prof. La Colla and shall, after deduction of such withholding or other income tax, be equivalent to the royalties otherwise payable under the agreement. Payments shall be in US Dollars and will be made within 60 days of the end of each successive calendar quarter.
4. Reports. At the same time as payment of royalties falls due, Idenix shall submit to Prof. La Colla a statement in writing recording the calculation of such royalties payable and in particular:

- the milestone payments received by Idenix in connection with a Product in the Territory during each previous quarter;

- the amount of the Net Sales of Products sold during each previous quarter;

- the amount of royalties due and payable to Prof. La Colla and the amount of any tax deductible or due to be deducted from such figure.
5. Records. Audit. During the term of the Agreement and for a period not less than [**] years thereafter, Idenix shall keep at its principal place of business, in accordance with United States generally accepted accounting principles, full, true and accurate books of account sufficient to readily and accurately determine the amounts payable pursuant to Article 2. Under appropriate confidentiality provisions, Prof. La Colla has the right, not more than [**] during any calendar year, to have the books and records of Idenix audited by a qualified independent accounting firm of his choosing to ascertain: the accuracy of the reports and royalty payments hereunder; and compliance by Idenix, its Affiliates, Licensees or Sub-licensees with their respective obligations arising under this Agreement. Such audit shall be preceded by at least [**] days’ advance notice and conducted during normal business hours and in a manner that does not interfere unreasonably with the business of the entity being audited. Except as otherwise provided herein or agreed by the Parties, the fees and expenses of performing such audit shall be borne by Prof. La Colla. If Idenix has underpaid an amount due under this Agreement by more than five percent (5%), Idenix shall promptly pay or refund the appropriate amount to Prof. La Colla and shall also reimburse Prof. La Colla for the cost of the audit pursuant to which such underpayment or overbilling is identified.
6. Prof. Paolo La Colla hereby undertakes not to challenge the [**] Patents. In any case, it is understood between the Parties that, should any jurisdiction determine that Prof. Paolo La Colla invented or co-invented any of the [**] Patents, the Cagliari Agreements shall then apply to the [**] Patents that Prof. Paolo La Colla is determined to have invented or co-invented (also in relation to the granting of a licence to Idenix and to the relevant consideration). It is understood between the Parties the exceptional compensation of this Agreement shall not apply to any [**] Patent that Prof. Paolo La Colla is determined to have invented or co-invented.
7. This Agreement is drafted in English and in Italian, being understood that in case of contrasts between the English version and the Italian version, the English one shall prevail.

8. This Agreement represents the full understanding and entire agreement of the Parties with respect to the [**] Patents.
9. No modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.
10. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors.
11. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.
12 The Original Agreements and Cagliari Agreements remain in full force and effect notwithstanding the present agreement.
13 The present Agreement shall be governed by and interpreted in accordance with Italian Law. Any dispute arising from this Agreement shall be brought to the exclusive jurisdiction of the Milan Court.
14. The Parties to this Agreement, composed of no. 9 pages, shall undersign and initial on each page two originals, one per each of the Parties.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Idenix and Prof. Paolo La Colla have caused this agreement to be duly executed by their authorized representatives.

Idenix Pharmaceuticals, Inc.
By:	/s/ Jean-Pierre Sommadossi
	Name:	Jean-Pierre Sommadossi
	Title:	Chief Executive Officer

12/03/2008

Date

Prof. Paolo La Colla
By:	/s/ Paolo La Colla
Prof. Paolo La Colla
Title:

02/12/2008

Date

Exhibit A
[**] PATENT CASES

Idenix Ref. No.	Type Related/ Country	Serial No.	Filed	Title	Status

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
A total of 3 pages were omitted. [**]